EXHIBIT 99.1

Enviva Partners Announces 24th Consecutive Quarterly Distribution Increase, Reports Second-Quarter 2021 Results, and Reaffirms Guidance
BETHESDA, Md., July 28, 2021 — Enviva Partners, LP (NYSE: EVA) (“Enviva,” the “Partnership,” “we,” “us,” or “our”) today announced the declaration of its 24th consecutive quarterly distribution increase and reported financial and operating results for the second quarter of 2021. Additionally, the Partnership reaffirmed its previously announced full-year 2021 and 2022 guidance.
Highlights:
•For the second quarter of 2021, the Partnership declared a distribution of $0.815 per common unit, a 6.5% increase over the second quarter of 2020 and its 24th consecutive quarterly distribution increase since its IPO
•For the second quarter of 2021, the Partnership reported net income of $2.6 million, adjusted net income of $9.8 million, and adjusted EBITDA of $48.9 million. Adjusted EBITDA increased by 30.7% over the same period in 2020
•The Partnership completed the previously announced acquisitions of the fully contracted Lucedale plant and Pascagoula terminal and associated equity financing
•The Partnership reaffirmed full-year 2021 and 2022 financial guidance, which includes per-unit distributions of at least $3.30 and $3.62, respectively, each before considering the benefit of any additional drop-downs or other acquisitions
•The Partnership’s sponsor announced the signing of a new 17-year take-or-pay off-take contract to supply a major Japanese trading house with 210,000 metric tons per year (“MTPY”) of wood pellets. Deliveries under the contract are expected to commence in 2025
•The Partnership’s sponsor also announced the signing of a memorandum of understanding (“MOU”) with a major European utility for the supply of approximately 60,000 MTPY of wood pellets to a facility in the Netherlands for a term of 12 years starting in early 2024
“During the second quarter of 2021, Enviva delivered results in line with our expectations for the quarter and laid the foundation for a very strong back half of the year,” said John Keppler, Chairman and Chief Executive Officer. “With the benefit of the commissioning and ramp of our Northampton, Southampton, and Greenwood plant expansions, continued progress on our Multi-Plant Expansions, and the substantial contracted cash flow acquired with the drop-downs of the Lucedale plant and Pascagoula terminal, we were pleased to increase our guidance for 2021, announce guidance for 2022, and complete a sizeable equity raise. We believe Enviva is firmly on track to deliver a strong full-year 2021 and an even more robust 2022.”

Second-Quarter 2021 Financial Results

$ millions, unless noted	Second Quarter 2021	Second Quarter 2020	% Change
Net Revenue	285.0	167.7	70.0
Gross Margin	27.3	27.7	(1.3)
Adjusted Gross Margin	56.1	42.0	33.4
Net Income	2.6	8.5	(69.4)
Adjusted Net Income	9.8	8.7	12.7
Adjusted EBITDA	48.9	37.4	30.7
Distributable Cash Flow Attributable to Enviva Partners, LP	32.9	25.9	27.1
Adjusted Gross Margin $/metric ton	41.02	49.55	(17.2)
The financial results for the second quarter of 2021 outlined above, which were substantially in line with management’s expectations, benefited from incremental production and sales related to acquisitions and operational improvements executed in 2020. Similar to previous years, the Partnership expects net income, adjusted EBITDA, and distributable cash flow attributable to Enviva Partners, LP (“DCF”) for the second half of 2021 to be significantly higher than for the first half of the year and for the fourth quarter to be a significant step up from the third. Select financial highlights for the second quarter include:
•Net revenue increased by $117.3 million, or 70.0%, for the second quarter of 2021 as compared to the second quarter of 2020, substantially as a result of an increase in product sales
•Gross margin for the second quarter of 2021 decreased by $0.4 million, or 1.3%, as compared to the second quarter of 2020 principally due to higher revenue being offset by higher cost of goods sold. The Partnership recognized higher cost of goods sold during the second quarter of 2021 as compared to the second quarter of 2020 primarily as a result of (i) higher finished product costs given increased sales volumes, (ii) a greater percentage of the sales volumes being volumes procured from third parties, (iii) costs incurred during the commissioning of expansion projects, and (iv) an increase in depreciation and amortization expense associated with the Greenwood plant drop-down and Waycross plant acquisition in July of 2020
•Adjusted gross margin for the second quarter of 2021 increased by $14.1 million, or 33.4%, as compared to the second quarter of 2020. The increase in adjusted gross margin is primarily attributable to higher sales volumes and higher pricing due to customer contract mix, which were partially offset by higher cost of goods sold as described above
•Adjusted gross margin per metric ton (“MT”) for the second quarter of 2021 decreased by $8.53, or 17.2%, as compared to the second quarter of 2020. The decrease in adjusted gross margin per MT is primarily attributable to the factors impacting adjusted gross margin noted above
•The Partnership generated net income of $2.6 million for the second quarter of 2021 as compared to net income of $8.5 million for the corresponding period in 2020. Adjusted net income for the second quarter of 2021 increased by $1.1 million, or 12.7%, as compared to the corresponding period in 2020
•Adjusted EBITDA for the second quarter of 2021 increased by $11.5 million, or 30.7%, as compared to the second quarter of 2020, primarily due to higher sales volumes. DCF increased by $7.0 million, or 27.1%, for the second quarter of 2021 as compared to the corresponding period in 2020
•The Partnership’s liquidity as of June 30, 2021, which included cash on hand and availability under our $525.0 million revolving credit facility, was $567.6 million
•The Partnership continues to report that, during the first half of 2021 and to date, our operating and financial results have not been materially impacted by the ongoing coronavirus pandemic (“COVID-19”) and all of our customers have performed in accordance with their contracts with us
Acquisition and Financing Activities

On July 1, 2021, the Partnership completed the previously announced transaction to purchase from Enviva Holdings, LP (our “sponsor”) a wood pellet production plant in Lucedale, Mississippi (the “Lucedale plant”), a deep-water marine terminal in Pascagoula, Mississippi (the “Pascagoula terminal”), and three long-term, take-or-pay off-take contracts with creditworthy Japanese counterparties (the “Associated Off-Take Contracts”), which we refer to collectively as the “Acquisitions.”

The Partnership purchased the Lucedale plant for cash consideration of $156 million and expects to further invest $59 million in remaining construction capital expenditures. The Lucedale plant is expected to commence operations during the second half of 2021. The acquisition of the Lucedale plant includes an embedded, fully permitted option to expand production capacity by approximately 300,000 MTPY for around $60 million in estimated capital costs. This expansion project, if executed by the Partnership, is expected to generate incremental annual adjusted EBITDA of approximately $15 million, which represents an attractive adjusted EBITDA investment multiple of approximately four times.

The Partnership purchased the Pascagoula terminal for cash consideration of $104 million and expects to further invest $26 million in remaining construction capital expenditures and for the terminal to commence operations during the third quarter of 2021. The Pascagoula terminal is expected to have total throughput capacity of 3 million MTPY when fully constructed, allowing for throughput from multiple plants.

Three long-term, take-or-pay off-take contracts were assigned to the Partnership as part of the Acquisitions. These contracts are with creditworthy Japanese counterparties, have maturities ranging between 2034 and 2045, represent aggregate annual deliveries of 630,000 MTPY, and add a total of $1.9 billion to Enviva’s fully contracted sales backlog.

To support the Partnership during completion and ramp-up of the Acquisitions, our sponsor has agreed to (i) waive $53 million of certain management services and other fees that otherwise would be owed by the Partnership from the third quarter of 2021 through the fourth quarter of 2023, (ii) provide protection against construction delays, cost overruns, and production shortfalls, and (iii) guarantee a minimum throughput volume at the Pascagoula terminal for 20 years. Similar to the previously executed drop-down transactions of our Hamlet and Greenwood plants, we expect this support will significantly de-risk the financial performance of the Acquisitions and provide us with enhanced cash flow certainty.

In 2022, we expect the Acquisitions to generate a net loss in the range of $6.4 million to $8.4 million and adjusted EBITDA in the range of $40.0 million to $42.0 million. Once the Associated Off-Take Contracts are fully ramped in 2025, we expect the Acquisitions to generate net income in the range of $18.9 million to $20.9 million and adjusted EBITDA in the range of $43.0 million to $45.0 million.

Consistent with Enviva’s conservative financial policy of financing acquisitions and growth initiatives with 50% equity and 50% debt, the Partnership issued a total of 4,925,000 common units for approximately $224 million of gross proceeds to partially finance the Acquisitions as well as the Partnership’s previously announced expansions of its wood pellet production plants in Sampson, North Carolina, Hamlet, North Carolina, and Cottondale, Florida (collectively the “Multi-Plant Expansions”). The Partnership expects to fund the remainder of the total investment in the Acquisitions and Multi-Plant Expansions with borrowings under its revolving credit facility.

Distribution

On July 27, 2021, the board of directors of the Partnership’s general partner (the “Board”) declared a distribution of $0.815 per common unit for the second quarter of 2021, an increase of 6.5% over the corresponding period in 2020. This distribution represents the 24th consecutive distribution increase since the Partnership’s IPO. The Partnership’s DCF, net of amounts attributable to incentive distribution rights, of $22.2 million for the second quarter of 2021 covered the distribution for the quarter at 0.61 times. The quarterly distribution will be paid on Friday, August 27, 2021, to unitholders of record as of the close of business on Friday, August 13, 2021.

When determining the distribution for a quarter, the Board evaluates the Partnership’s distribution coverage ratio on a forward-looking annual basis, after taking into consideration its expected DCF, net of expected amounts attributable to incentive distribution rights, for the full year. On this basis, the Partnership continues to target a distribution coverage ratio of 1.2 times on a forward-looking annual basis.

2021 and 2022 Guidance Reaffirmed

On the basis of the financial results of the first six months of 2021 and the Partnership’s expectations for full-year 2021 and 2022, the Partnership reaffirms the guidance previously issued on June 3, 2021 in conjunction with the announcement of the Acquisitions. Specifically, after accounting for the expected benefit of the Acquisitions, the Partnership expects:

$ millions, unless noted	2021	2022
Net Income	29.4 - 49.4	96.0 - 116.0
Adjusted EBITDA	250.0 - 270.0	310.0 - 330.0
DCF	180.0 - 200.0	242.0 - 262.0
Distribution per Common Unit	≥$3.30/unit	≥$3.62/unit
Distribution Coverage Ratio (on a forward-looking annual basis)	≥1.2 times	≥1.2 times

The guidance amounts provided above include the benefit of the recently completed Acquisitions, but do not include the impact of any additional acquisitions by the Partnership from our sponsor or third parties.

The Partnership’s quarterly income and cash flow are subject to seasonality and the mix of customer shipments made, which vary from period to period. Similar to previous years, the Partnership expects net income, adjusted EBITDA, and DCF for the second half of 2021 to be significantly higher than for the first half of the year, and for the fourth quarter to be a significant step up from the third quarter. Drivers of this expected growth are primarily comprised of (i) increased revenue generated from Japanese customers as deliveries commence under previously signed contracts, (ii) increased adjusted gross margin per MT due to seasonality benefits, (iii) increased production capabilities as the Mid-Atlantic and Greenwood expansions continue to ramp, and (iv) the adjusted EBITDA contribution from the Acquisitions.
Market and Contracting Update

Global commitments and significant progress made by regulators, policymakers, utilities, and power generators to achieve net-zero emissions, combined with favorable legislative and policy recommendations supporting incremental utilization of sustainably sourced biomass, continue to reinforce the growing long-term market opportunity for the Partnership’s product around the world.

Global Market

In May of 2021, the International Energy Agency (“IEA”) released the world’s first comprehensive study of how to transition to a net-zero energy system by 2050. The “Net Zero by 2050 Roadmap” sets out more than 400 milestones to achieve carbon neutrality by 2050, including an immediate end to new fossil fuel supply projects and a phase-out of all coal-fired power plants by 2040. The report once again highlights the pivotal role to be played by biomass in achieving the target. The IEA foresees modern bioenergy (of which solid biomass is a subset) meeting almost 20% of total global energy supply by 2050, with solid bioenergy (of which woody biomass is a subset) growing to the equivalent of 14% of total global energy supply. In the electricity sector alone, solid biomass is forecasted to contribute 5% of total global power generation.

European Market

On July 14, 2021, the European Commission (the “Commission”) proposed an update to the 2018 Renewable Energy Directive. This is part of the “Fit for 55” package, which is intended to deliver a 55% reduction in carbon dioxide (“CO2”) emissions from 1990 levels by 2030, a key milestone needed to reach carbon neutrality by 2050. In the package, the Commission continues to recognize the importance of sustainable biomass in meeting aggressive emissions-reductions goals and its indispensable role in mitigating climate change. As drafted, the proposals for further defining sustainability criteria for biomass are generally in line with Enviva’s existing practices and, as the political process progresses towards binding legislation, we will work with key stakeholders to ensure the European Union (“EU”) only sources biomass that provides a positive contribution to our climate and sustainable forest growth and management.

The EU’s commitment to ambitious emissions-reductions goals continues to drive higher carbon prices, and new EU Emissions Trading System (“EU-ETS”) reforms included in the Fit for 55 package suggest that trend will continue. Since November 2020, EU-ETS prices have more than doubled, allowing biomass to be more profitable in energy generation than carbon-intensive feedstocks such as coal and natural gas, even in markets where there are no direct incentives or subsidies for renewable energy generation. Today, prices have stabilized around the 50 €/MT mark and, given this attractive economic backdrop, we have seen increased momentum around fuel-switching decisions.

In Germany, regulations for long-term financial support to decarbonize district heating networks with renewable alternatives including biomass are expected to be finalized during the third quarter as part of the priority initiatives of the Federal Ministry for Economic Affairs and Energy, with similar regulations for electricity generation conversions from fossil fuels to biomass expected thereafter. The finalization of these regulations should provide a clear path for Enviva and its sponsor to complete commercial discussions currently underway with multiple major utility operators of heating networks and power generation facilities. As noted above, with current carbon pricing at levels where energy generated with biomass can be more profitable than fossil fuel alternatives, additional subsidy frameworks potentially will become less influential on end-user’s decisions to transition to biomass usage.

In the Netherlands, where the Partnership and our sponsor have been serving customers since 2012, we continue to advance new long-term contracts with European utilities and generators to deliver wood pellets into the Dutch power and heating markets. Recently, the Partnership’s sponsor signed an MOU with a major European utility regarding the supply of approximately 60,000 MTPY, for a term of 12 years starting in early 2024, to an industrial customer in the Netherlands.
Utilities have long been the prime consumers of biomass in Europe, but the global industrial sector is becoming an emerging market for the Partnership and our sponsor, where energy-intensive industrial companies are evaluating both coal-to-biomass conversions and adding carbon capture and storage infrastructure to their energy supply chain. We recently delivered test volumes to a number of large European industrial companies to pilot biomass as a solution for reducing their enterprise-wide carbon footprint.

Poland, which has one of the highest per-capita rates of coal usage in the EU, is moving swiftly to decarbonize in order to meet 2030 and 2050 renewable energy targets. In the Polish National Energy and Climate Plan, the government declared that “by 2030, the consumption of biomass for heat production in heating plants must grow almost 10 times.” The government is consolidating coal plants to manage the transformation of its asset base, and is in the process of amending renewable energy regulation, which we believe will support the conversion of coal plants to biomass usage. Following a similar approach employed to develop the Japanese market, our sponsor has formed a local business development team in Warsaw.

United Kingdom Market

According to recent research conducted by Imperial College London and Drax, biomass accounted for 11% of the United Kingdom’s (“U.K.”) power generation in 2020, the highest of any country in the world. Citing conversion to biomass as one of the key factors contributing to coal plant closures, the report estimates that coal-to-biomass conversions reduced carbon emissions by 10 million tons of CO2 in 2019 compared to 2012, even surpassing the carbon-emissions reduction achieved by the eight gigawatts of onshore wind farms installed during the same period. The report added that bioenergy with carbon capture and storage (“BECCS”) could remove up to 40 million tons of CO2 per year by the middle of this decade. The U.K. government is currently evaluating a new biomass strategy, which is the first step in the process for developing a support framework for BECCS projects that could be a prerequisite for the U.K. to meet its commitment to net zero by 2050, prompting further long-term demand for our product in this market.

Asian Market

Today, our sponsor announced the signing of a new 17-year take-or-pay off-take contract to supply a major Japanese trading house with 210,000 MTPY of wood pellets. The contract is subject to certain conditions precedent, which our sponsor expects to be met during 2021. Deliveries related to the contract are expected to commence in 2025. This contract brings the total contracted volumes for long-term deliveries to Japanese customers to approximately 4 million MTPY under agreements which extend out in many cases to the 2040s. The rapidly growing Japanese market remains a core growth segment for the Partnership and our sponsor. We remain in ongoing negotiations for additional long-term volumes with customers in the industrial segment as well as in other key market segments, which include projects that benefit from the 20-year government-sponsored feed-in-tariff in Japan and other projects designed to utilize biomass to improve overall thermal efficiency in co-firing power plant opportunities.

Along with Japan, Taiwan is currently one of the largest coal consumers in Asia. Taiwan has implemented the Renewable Energy Act and the Greenhouse Gas Reduction and Management Act (the “GHG Act”), which provide financial and tax incentives to encourage the development of renewable energy sources needed to achieve carbon-neutrality goals. A forthcoming update to the GHG Act is expected to include biomass as a solution to reduce coal consumption. As with Japan and recently Poland, our sponsor has engaged a local business development team based in Taipei to develop this emerging biomass market.

Corporate Summary

As of July 1, 2021, the Partnership’s current production capacity is matched with a portfolio of firm, take-or-pay off-take contracts that has a total weighted-average remaining term of approximately 13.2 years and a total product sales backlog of approximately $16.0 billion. Assuming all volumes under the firm and contingent off-take contracts held by our sponsor and the Partnership were included, our total weighted-average remaining term and product sales backlog would increase to approximately 14.4 years and approximately $20.4 billion, respectively.

Sustainability

Sustainability is the core of our value proposition in our mission to displace coal, grow more trees, and fight climate change. This is because healthy, growing forests remain one of the most critical tools in the fight to mitigate climate change, and sustainable forest management is part of every plan outlined by the UN Intergovernmental Panel on Climate Change (the “IPCC”) to limit global warming to less than 1.5 degrees Celsius. Specifically, the IPCC’s Special Report on Climate Change and Land, which is considered by global policymakers to be one of the key science-based blueprints for climate change mitigation, declared that “a sustainable forest management strategy aimed at maintaining or increasing forest carbon stocks, while producing an annual sustained yield of timber, fiber, or energy from the forest, will generate the largest sustained [climate change] mitigation benefit.”

One of the ways in which we demonstrate leadership in sustainable forestry is through rigorous third-party audits of our forestry activities and supply chain and maintenance of stringent, internationally recognized sustainable forestry certifications like Forest Stewardship Council (FSC®), Sustainable Forestry Initiative (SFI®), Programme for the Endorsement of Forest Certification (PEFC®), and the Sustainable Biomass Program (SBP). These certifications have been consistently reviewed and renewed and we have never had a notable deficiency under these audits or certifications. Every customer delivery we have made since we commenced shipments over a decade ago has arrived within the agreed upon timeframe and has met or exceeded the sustainability specifications required. This unparalleled track record is a result of our intense and ongoing investment in supply chain management and transparency to ensure that our procurement activities do the right thing, the right way, all of the time. We maintain the data set to demonstrate this commitment, which we then share transparently on our website and directly with key stakeholders.

For instance, our proprietary, industry-leading Track & Trace® system, launched in 2017, enables us to pinpoint precisely where our source tracts are located, allowing us to clearly understand and report the characteristics of the forests from which our feedstock originates. Our data demonstrate that, based on the more than 7,800 forest tracts from which we have purchased wood since 2017, on average just under 32% of the volume from each harvest went to Enviva, while the remaining 68% of the volume went to other participants in the forest products sector, principally to those that manufacture higher-value products that ensure long-term carbon storage such as dimensional lumber, building products, and furniture. Enviva only uses the remaining low-value wood in its operations, and only about 3% of the wood harvested in the U.S. Southeast is ultimately used to produce industrial-grade pellets.

At Enviva, we only source low-value wood from land that is planned to be replanted or naturally regenerated as forests and is sourced in accordance with our strict Responsible Sourcing Policy (“RSP”). In April, Enviva published its 2021 Implementation Plans under this policy, setting forth the actions we will take this year to ensure that our wood sourcing continues to have a positive impact on the forest landscape from which we source, that we provide stakeholders with visibility into our wood sourcing, and that we continue to work collaboratively with partners in our supply chain to ensure healthy forests at the landscape scale. Last week, we published the mid-year report on our progress toward this year’s RSP Implementation Plans, and are pleased to share that all of our plans, including those dedicated to verification and transparency, and our pledges in conservation leadership remain on track for full completion by year-end.

Enviva’s demand for low-value wood and our commitment to leadership in sustainable forestry are key reasons why, since the time we commenced operations, there are 336 million more tons (a 16% increase) of wood inventory in our own catchment area after deducting all of the forest products (including bioenergy) that are produced from this growing resource. This is consistent with the U.S. Department of Agriculture’s Forest Service data, which demonstrate that healthy demand for forest products ensures that forests remain forests, in large part because robust markets for forest products encourage ownership of and investment in forestland, and discourage its conversion to non-forest uses. As a result, there are more trees and forests in our country today than there were 100 years ago, and the data show that, for the last 20 years, forest growth in the United States has exceeded removals by nearly 50%. In the U.S. Southeast, where our sustainable biomass is produced, forest stocks have increased more than 100% since 1953.

As our industry and activities continue to grow, we believe it is important to ensure that all industry participants adhere to international safeguards that have been established to ensure that the forest management strategy described by the IPCC is realized. Fortunately, these safeguards reinforce the benefits of Enviva’s approach and are consistent with Enviva’s policies and programs dedicated to ensuring sustainability. The report issued this January by the EU Joint Research Center (“JRC”), which provides independent scientific advice and support to EU policymakers, reiterated the importance of swiftly implementing the sustainability criteria for woody biomass that were approved in the EU’s most recent renewable energy directive (RED II). These criteria emphasize the importance of forest regeneration, protected areas, maintenance of soil quality and biodiversity, and maintenance of forests’ long-term production capacity.

But Enviva’s leadership in sustainability goes far beyond forest stewardship, because it requires that we continue to invest to ensure that all of our stakeholders, especially our communities, continue to benefit from our activities. For instance, our positive economic and fiscal impacts across our operating footprint in the U.S. Southeast are significant and quantifiable. Enviva’s total economic impact on the U.S. Southeast is estimated to be at least $2.7 billion annually and we support an estimated 4,200 jobs. In addition, our presence in the communities in which we operate creates at least 2.8 indirect jobs per each direct job we create. The vast majority of direct jobs Enviva creates pay wages above the county average and are in rural areas of the South in high need of economic opportunity and development.

Additionally, we are also leading the wood biomass industry on air emissions controls by investing, installing, and operating state-of-the-art, industry-proven air emissions control technology, making our plants the most controlled plants in the United States, if not the world, maintaining local air quality around each of our facilities that is far better than all ambient air concentrations prescribed through federal standards. In fact, based on the North Carolina Department of Environmental Quality installed air monitoring station in Northampton County, which measures fine particulate matter (PM.2.5) and nitrous oxide, the air quality around our plant has been and continues to be significantly better than the National Ambient Air Quality Standard, presenting no risk to public health or to the community.

We have been very pleased that our sustainability investments in forests and communities have been recently recognized. For instance, the Forest Landowners Association named us as their “2021 Corporate Partner of the Year” for the work we are doing with private forest landowners. We were honored with the “Corporate Business of the Year” award by the Northampton County Chamber of Commerce. We were also selected as a “Best Sustainability Reporting” finalist for the 2021 ESG Reporting Awards, which is a global program devoted to assessing and evaluating the best public companies in the areas of sustainability and climate-related reporting. Most recently, Enviva was honored to be the recipient of World Finance Magazine’s “2021 Sustainability Award,” recognizing us as one of the top green businesses in the world.

Partnership Development Activities

Production continues to ramp for the recently constructed expansion projects at the Partnership’s Northampton, North Carolina and Southampton, Virginia wood pellet production plants (the “Mid-Atlantic Expansions”). The Partnership continues to expect each plant to reach its expanded nameplate production capacity of approximately 750,000 and 760,000 MTPY, respectively, by the end of 2021.

The Partnership continues to progress the Multi-Plant Expansions, which it anticipates will be completed by the end of 2022. On a total estimated investment of approximately $50.0 million to de-bottleneck manufacturing processes, eliminate certain costs, and increase production capacity, all while reducing greenhouse gas emissions, the Partnership continues to expect the Multi-Plant Expansions to generate approximately $20.0 million in total incremental annual adjusted EBITDA upon their completion and ramp-up. The Partnership expects to fund the Multi-Plant Expansions in accordance with our targeted 50/50 equity/debt capital structure, having completed the equity portion of the financing as part of the recent equity issuance.

Sponsor Development Activities

Using its “build and copy” approach, our sponsor continues to develop wood pellet production assets to serve its growing backlog of long-term contracted demand, which currently exceeds $4 billion. Additionally, our sponsor has material contract volumes under various stages of negotiation with utilities, power generators, and industrial companies in existing and evolving markets around the globe.

Our sponsor is currently developing a fully contracted wood pellet production plant in Epes, Alabama, which is designed and permitted to produce more than one million MTPY of wood pellets, and a potential future plant site in Bond, Mississippi. The prospective Bond plant is being designed to produce between 750,000 and more than 1 million MTPY of wood pellets. Given its close proximity to the Port of Pascagoula, production from a plant in Bond would be delivered to the Pascagoula terminal by truck for export to customers around the world, with the expectation of replicating the low-cost position achieved through similar logistics at the Partnership’s Southampton, Virginia plant.

The Partnership expects to have the opportunity to acquire the wood pellet production and terminaling assets developed by our sponsor, along with associated long-term, take-or-pay off-take contracts with creditworthy customers, in future drop-down transactions.

Second-Quarter 2021 Earnings Call Details

Enviva will host a webcast and conference call on Thursday, July 29, at 10 a.m. Eastern time to discuss second-quarter 2021 results. The dial-in number for the call is (877) 883-0383 and the participant code is 0159402. Alternatively, the call can be accessed online through a webcast link provided on Enviva’s Events & Presentations website page, located at ir.envivabiomass.com.

About Enviva Partners, LP

Enviva Partners, LP (NYSE: EVA) is a publicly traded master limited partnership that aggregates a natural resource, wood fiber, and processes it into a transportable form, wood pellets. The Partnership sells a significant majority of its wood pellets through long-term, take-or-pay off-take contracts with creditworthy customers in the United Kingdom, Europe, and increasingly in Japan. The Partnership owns and operates ten plants with a combined production capacity of approximately 6.2 million MTPY in Virginia, North Carolina, South Carolina, Georgia, Florida, and Mississippi. In addition, the Partnership exports wood pellets through its marine terminals at the Port of Chesapeake, Virginia and the Port of Wilmington, North Carolina and from third-party marine terminals in Savannah, Georgia, Mobile, Alabama, and Panama City, Florida.

To learn more about Enviva Partners, LP, please visit our website at envivabiomass.com and follow us on social media @Enviva.

Notice

This press release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b)(4). Brokers and nominees should treat 100 percent of the Partnership’s distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, the Partnership’s distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

Financial Statements

ENVIVA PARTNERS, LP AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except number of units)

	June 30, 2021	December 31, 2020
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$42,901	$10,004
Accounts receivable	74,398	124,212
Related-party receivables, net	—	2,414
Inventories	47,662	42,364
Prepaid expenses and other current assets	13,501	16,457
Total current assets	178,462	195,451
Property, plant and equipment, net	1,114,521	1,071,819
Operating lease right-of-use assets	49,539	51,434
Goodwill	99,660	99,660
Other long-term assets	10,526	11,248
Total assets	$1,452,708	$1,429,612
Liabilities and Partners’ Capital
Current liabilities:
Accounts payable	$28,041	$15,208
Related-party payables, net	4,581	—
Accrued and other current liabilities	99,342	108,976
Interest payable	23,966	24,642
Current portion of long-term debt and finance lease obligations	12,056	13,328
Total current liabilities	167,986	162,154
Long-term debt and finance lease obligations	789,451	912,721
Long-term operating lease liabilities	48,368	50,074
Deferred tax liabilities, net	13,224	13,217
Other long-term liabilities	13,154	15,419
Total liabilities	1,032,183	1,153,585
Commitments and contingencies
Partners’ capital:
Limited partners:
Common unitholders—public (31,421,704 and 26,209,862 units issued and outstanding at June 30, 2021 and December 31, 2020, respectively)	587,737	424,825
Common unitholder—sponsor (13,586,375 units issued and outstanding at June 30, 2021 and December 31, 2020)	15,394	41,816
General partner (1) (no outstanding units)	(134,877)	(142,404)
Accumulated other comprehensive loss	(8)	(18)
Total Enviva Partners, LP partners’ capital	468,246	324,219
Noncontrolling interests	(47,721)	(48,192)
Total partners’ capital	420,525	276,027
Total liabilities and partners’ capital	$1,452,708	$1,429,612
(1) Includes incentive distribution rights

ENVIVA PARTNERS, LP AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(In thousands, except per unit amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Product sales	$271,242	$155,651	$495,772	$353,504
Other revenue	13,800	12,061	30,314	18,685
Net revenue	285,042	167,712	526,086	372,189
Cost of goods sold	234,155	124,407	430,794	287,025
Loss on disposal of assets	1,704	640	3,348	1,552
Depreciation and amortization	21,869	14,986	42,321	28,626
Total cost of goods sold	257,728	140,033	476,463	317,203
Gross margin	27,314	27,679	49,623	54,986
General and administrative expenses	2,587	2,096	5,087	3,859
Related-party management services agreement fee	9,246	6,947	18,016	14,636
Total general and administrative expenses	11,833	9,043	23,103	18,495
Income from operations	15,481	18,636	26,520	36,491
Other (expense) income:
Interest expense	(12,647)	(10,124)	(25,279)	(20,518)
Other (expense) income, net	(165)	(41)	(54)	131
Total other expense, net	(12,812)	(10,165)	(25,333)	(20,387)
Net income before income tax expense	2,669	8,471	1,187	16,104
Income tax expense	24	—	7	—
Net income	2,645	8,471	1,180	16,104
Less net income attributable to noncontrolling interest	57	—	82	—
Net income attributable to Enviva Partners, LP	$2,588	$8,471	$1,098	$16,104
Net (loss) income per limited partner common unit:
Basic and diluted	$(0.22)	$—	$(0.49)	$0.10
Weighted-average number of limited partner common units outstanding:
Basic and diluted	41,234	34,082	40,587	33,816

Distributions declared per limited partner common unit	$0.815	$0.765	$1.600	$1.445

ENVIVA PARTNERS, LP AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2021	2020
Cash flows from operating activities:
Net income	$1,180	$16,104
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	43,500	29,204
MSA Fee Waivers	15,025	4,757
Amortization of debt issuance costs, debt premium and original issue discounts	1,265	813
Loss on disposal of assets	3,348	1,552
Unit-based compensation	5,358	4,256
Fair value changes in derivatives	2,797	(5,347)
Unrealized gains (losses) on foreign currency transactions, net	27	(138)
Change in operating assets and liabilities:
Accounts and other receivables	52,618	(11,406)
Related-party receivables	—	(2,843)
Prepaid expenses and other current and long-term assets	1,376	(14)
Inventories	(6,034)	(7,062)
Derivatives	(1,982)	(792)
Accounts payable, accrued liabilities and other current liabilities	(5,964)	11,771
Related-party payables	6,032	—
Deferred revenue	(4,818)	(3,152)
Accrued interest	1,163	17,718
Operating lease liabilities	(3,293)	(2,169)
Other long-term liabilities	(160)	406
Net cash provided by operating activities	111,438	53,658
Cash flows from investing activities:
Purchases of property, plant and equipment	(72,872)	(58,839)
Other	—	(3,769)
Net cash used in investing activities	(72,872)	(62,608)
Cash flows from financing activities:
Principal payments on senior secured revolving credit facility, net	(120,000)	—
Principal payments on other long-term debt and finance lease obligations	(6,891)	(2,081)
Cash paid related to debt issuance costs and deferred offering costs	(1,345)	(1,310)
Proceeds from common unit issuances, net	214,865	199,990
Payments in relation to the Hamlet Drop-Down	—	(40,000)
Distributions to unitholders, distribution equivalent rights and incentive distribution rights holder	(81,744)	(54,874)
Payment for withholding tax associated with Long-Term Incentive Plan vesting	(10,554)	(3,727)
Net cash (used in) provided by financing activities	(5,669)	97,998
Net increase in cash, cash equivalents and restricted cash	32,897	89,048
Cash, cash equivalents and restricted cash, beginning of period	10,004	9,053
Cash, cash equivalents and restricted cash, end of period	$42,901	$98,101

ENVIVA PARTNERS, LP AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (continued)
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2021	2020
Non-cash investing and financing activities:
Property, plant and equipment acquired included in accounts payable and accrued liabilities	$13,595	$21,296
Equity issuance and debt issuance costs included in liabilities	—	9,740
Supplemental information:
Interest paid, net of capitalized interest	$23,466	$(77)

Non-GAAP Financial Measures
In addition to presenting our financial results in accordance with accounting principles generally accepted in the United States (“GAAP”), we use adjusted net income, adjusted gross margin, adjusted gross margin per metric ton, adjusted EBITDA, and distributable cash flow to measure our financial performance.

Adjusted Net Income
We define adjusted net income as net income excluding interest expense associated with incremental borrowings related to a fire that occurred in February 2018 at the Chesapeake terminal (the “Chesapeake Incident”) and Hurricanes Florence and Michael (the “Hurricane Events”), early retirement of debt obligation, and acquisition and integration and other costs, adjusting for the effect of certain sales and marketing, scheduling, sustainability, consultation, shipping, and risk management services (collectively, “Commercial Services”), and including certain non-cash waivers of fees for management services provided to us by our sponsor (collectively, “MSA Fee Waivers”). We believe that adjusted net income enhances investors’ ability to compare the past financial performance of our underlying operations with our current performance separate from certain items of gain or loss that we characterize as unrepresentative of our ongoing operations.

Adjusted Gross Margin and Adjusted Gross Margin per Metric Ton
We define adjusted gross margin as gross margin excluding loss on disposal of assets, depreciation and amortization, changes in unrealized derivative instruments related to hedged items included in gross margin, non-cash unit compensation expenses, and acquisition and integration costs and other, adjusting for the effect of Commercial Services, and including MSA Fee Waivers. We define adjusted gross margin per metric ton as adjusted gross margin per metric ton of wood pellets sold. We believe adjusted gross margin and adjusted gross margin per metric ton are meaningful measures because they compare our revenue-generating activities to our operating costs for a view of profitability and performance on a total-dollar and a per-metric ton basis. Adjusted gross margin and adjusted gross margin per metric ton will primarily be affected by our ability to meet targeted production volumes and to control direct and indirect costs associated with procurement and delivery of wood fiber to our wood pellet production plants and our production and distribution of wood pellets.

Adjusted EBITDA
We define adjusted EBITDA as net income excluding depreciation and amortization, interest expense, income tax expense (benefit), early retirement of debt obligations, non-cash unit compensation expense, loss on disposal of assets, changes in unrealized derivative instruments related to hedged items included in gross margin and other income and expense, and acquisition and integration costs and other, adjusting for the effect of Commercial Services, and including MSA Fee Waivers. Adjusted EBITDA is a supplemental measure used by our management and other users of our financial statements, such as investors, commercial banks and research analysts, to assess the financial performance of our assets without regard to financing methods or capital structure.

Distributable Cash Flow
We define distributable cash flow as adjusted EBITDA less maintenance capital expenditures, cash income tax expenses, and interest expense net of amortization of debt issuance costs, debt premium, original issue discounts, and the impact from incremental borrowings related to the Chesapeake

Incident and Hurricane Events. We use distributable cash flow as a performance metric to compare our cash-generating performance from period to period and to compare the cash-generating performance for specific periods to the cash distributions (if any) that are expected to be paid to our unitholders. We do not rely on distributable cash flow as a liquidity measure.

Limitations of Non-GAAP Financial Measures
Adjusted net income, adjusted gross margin, adjusted gross margin per metric ton, adjusted EBITDA, and distributable cash flow are not financial measures presented in accordance with GAAP. We believe that the presentation of these non-GAAP financial measures provides useful information to investors in assessing our financial condition and results of operations. Our non-GAAP financial measures should not be considered as alternatives to the most directly comparable GAAP financial measures. Each of these non-GAAP financial measures has important limitations as an analytical tool because they exclude some, but not all, items that affect the most directly comparable GAAP financial measures. You should not consider adjusted net income, adjusted gross margin, adjusted gross margin per metric ton, adjusted EBITDA, or distributable cash flow in isolation or as substitutes for analysis of our results as reported under GAAP.

Our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The estimated incremental adjusted EBITDA that can be expected from the Multi-Plant Expansions or an expansion of the Lucedale plant is based on an internal financial analysis of the anticipated benefit from the incremental production capacity and cost savings at the Sampson, Hamlet, and Cottondale plants and incremental production capacity at the Lucedale plant and is based on numerous assumptions that are subject to significant risks and uncertainties. Those assumptions are inherently uncertain and subject to significant business, economic, financial, regulatory, and competitive risks and uncertainties that could cause actual results and amounts to differ materially from such estimate. A reconciliation of the estimated incremental adjusted EBITDA expected to be generated by the Multi-Plant Expansions and the expansion of the Lucedale plant to the closest GAAP financial measure, net income, is not provided because net income expected to be generated by the expansions is not available without unreasonable effort, in part because the amount of estimated incremental interest expense related to the financing of the expansions and depreciation is not available at this time.

The following tables present a reconciliation of adjusted net income, adjusted gross margin, adjusted gross margin per metric ton, adjusted EBITDA, and distributable cash flow to the most directly comparable GAAP financial measures, as applicable, for each of the periods indicated.

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(in thousands)
Reconciliation of net income to adjusted net income:
Net income	$2,645	$8,471	$1,180	$16,104
Acquisition and integration costs and other	869	—	1,003	—
MSA Fee Waivers	6,302	1,572	15,025	4,757
Interest expense from incremental borrowings related to Chesapeake Incident and Hurricane Events	—	548	—	1,118
Commercial Services	—	(1,882)	—	(4,139)
Adjusted net income	$9,816	$8,709	$17,208	$17,840

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(in thousands except per metric ton)
Reconciliation of gross margin to adjusted gross margin and adjusted gross margin per metric ton:
Gross margin	$27,314	$27,679	$49,623	$54,986
Loss on disposal of assets	1,704	640	3,348	1,552
Non-cash unit compensation expense	472	473	944	944
Depreciation and amortization	21,869	14,986	42,321	28,626
Changes in unrealized derivative instruments	(362)	121	798	(6,674)
MSA Fee Waivers	5,000	—	8,059	—
Acquisition and integration costs and other	72	—	72	—
Commercial Services	—	(1,882)	—	(4,139)
Adjusted gross margin	$56,069	$42,017	$105,165	$75,295
Metric tons sold	1,367	848	2,516	1,852
Adjusted gross margin per metric ton	$41.02	$49.55	$41.80	$40.66

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(in thousands)
Reconciliation of net income to adjusted EBITDA:
Net income	$2,645	$8,471	$1,180	$16,104
Add:
Depreciation and amortization	22,343	15,297	43,224	29,247
Interest expense	12,647	10,124	25,279	20,518
Income tax expense	24	—	7	—
Non-cash unit compensation expense	2,702	2,098	5,358	4,256
Loss on disposal of assets	1,704	640	3,348	1,552
Changes in unrealized derivative instruments	(362)	121	798	(6,674)
MSA Fee Waivers	6,302	1,572	15,025	4,757
Acquisition and integration costs and other	869	957	1,003	957
Commercial Services	—	(1,882)	—	(4,139)
Adjusted EBITDA	48,874	37,398	95,222	66,578
Less:
Interest expense, net of amortization of debt issuance costs, debt premium, original issue discount, and impact from incremental borrowings related to Chesapeake Incident and Hurricane Events	11,992	9,169	24,015	18,587
Maintenance capital expenditures	3,940	2,311	7,844	3,445
Distributable cash flow attributable to Enviva Partners, LP	32,942	25,918	63,363	44,546
Less: Distributable cash flow attributable to incentive distribution rights	10,708	7,471	19,030	10,928
Distributable cash flow attributable to Enviva Partners, LP limited partners	$22,234	$18,447	$44,333	$33,618

Cash distributions declared attributable to Enviva Partners, LP limited partners	$36,687	$30,422	$68,113	$53,278

Distribution coverage ratio	0.61	0.61	0.65	0.63

The following table provides a reconciliation of the estimated range of adjusted EBITDA and DCF to the estimated range of net income for Enviva for the twelve months ending December 31, 2021 (in millions):

Twelve Months Ending December 31, 2021
Estimated net income	$29.4 - 49.4
Add:
Depreciation and amortization	99.0
Interest expense	58.2
Income tax expense	0.9
Non-cash unit compensation expense	11.2
Loss on disposal of assets	3.8
Changes in unrealized derivative instruments	0.8
MSA Fee Waivers[1]	42.8
Acquisition and integration costs	2.5
Other non-cash expenses	1.3
Estimated adjusted EBITDA	$250.0 - 270.0
Less:
Interest expense net of amortization of debt issuance costs, debt premium, and original issue discount	56.3
Maintenance capital expenditures	13.7
Estimated distributable cash flow	$180.0 - 200.0

1) Includes 21.8 million of MSA Fee Waivers during the second half of 2021 associated with the Acquisitions

The following table provides a reconciliation of the estimated range of adjusted EBITDA and DCF to the estimated range of net income for Enviva for the twelve months ending December 31, 2022 (in millions):

Twelve Months Ending December 31, 2022
Estimated net income	$96.0 - 116.0
Add:
Depreciation and amortization	112.0
Interest expense	59.4
Income tax expense	0.9
Non-cash unit compensation expense	11.4
Loss on disposal of assets	4.0
MSA Fee Waivers[1]	24.3
Other non-cash expenses	2.0
Estimated adjusted EBITDA	$310.0 - 330.0
Less:
Interest expense net of amortization of debt issuance costs, debt premium, and original issue discount	57.5
Maintenance capital expenditures	10.5
Estimated distributable cash flow	$242.0 - 262.0

1) Includes $24.3 million of MSA Fee Waivers during 2022 associated with the Acquisitions

The following table provides a reconciliation of the estimated adjusted EBITDA to the estimated net income associated with the Acquisitions for the twelve months ending December 31, 2022 (in millions):

Twelve Months Ending December 31, 2022
Estimated net loss	($8.4) - (6.4)
Add:
Depreciation and amortization	18.9
Interest expense	4.9
Non-cash unit compensation expense	0.4
MSA Fee Waivers[1]	24.3
Estimated adjusted EBITDA	$40.0 - 42.0

1) Includes $24.3 million of MSA Fee Waivers during 2022 associated with the Acquisitions

The following table provides a reconciliation of the estimated adjusted EBITDA to the estimated net income associated with the Acquisitions for the twelve months ending December 31, 2025 (in millions):

Twelve Months Ending December 31, 2025
Estimated net income	$18.9 - 20.9
Add:
Depreciation and amortization	18.9
Interest expense	4.9
Non-cash unit compensation expense	0.4
Estimated adjusted EBITDA	$43.0 - 45.0

Cautionary Note Concerning Forward-Looking Statements
Certain statements and information in this press release may constitute “forward-looking statements.” The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. Although management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All comments concerning our expectations for future revenues and operating results are based on our forecasts for our existing operations and do not include the potential impact of any future acquisitions. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: (i) the volume and quality of products that we are able to produce or source and sell, which could be adversely affected by, among other things, operating or technical difficulties at our wood pellet production plants or deep-water marine terminals; (ii) the prices at which we are able to sell our products; (iii) our ability to successfully negotiate, complete, and integrate drop-down or third-party acquisitions, including the associated contracts, or to realize the anticipated benefits of such acquisitions; (iv) failure of our customers, vendors, and shipping partners to pay or perform their contractual obligations to us; (v) our inability to successfully execute our project development, expansion, and construction activities on time and within budget; (vi) the creditworthiness of our contract counterparties; (vii) the amount of low-cost wood fiber that we are able to procure and process, which could be adversely affected by, among other things, disruptions in supply or operating or financial difficulties suffered by our suppliers; (viii) changes in the price and availability of natural gas, coal, or other sources of energy; (ix) changes in prevailing economic conditions; (x) unanticipated ground, grade or water conditions; (xi) inclement or hazardous environmental conditions, including extreme precipitation, temperatures, and flooding; (xii) fires, explosions, or other accidents; (xiii) changes in domestic and foreign laws and regulations (or the interpretation thereof) related to renewable or low-carbon energy, the forestry products industry, the international shipping industry, or power, heat, and combined heat and power generators; (xiv) changes in the regulatory treatment of biomass in core and emerging markets; (xv) our inability to acquire or maintain necessary permits or rights for our production, transportation, or terminaling operations; (xvi) changes in the price and availability of transportation; (xvii) changes in foreign currency exchange or interest rates, and the failure of our hedging arrangements to effectively reduce our exposure to the risks related thereto; (xviii) risks related to our indebtedness; (xix) our failure to maintain effective quality control systems at our wood pellet production plants and deep-water marine terminals, which could lead to the rejection of our products by our customers; (xx) changes in the quality specifications for our products that are required by our customers; (xxi) labor disputes, unionization or similar collective actions; (xxii) our inability to hire, train or retain qualified personnel to manage and operate our business and newly acquired assets; (xxiii) the effects of the exit of the U.K. from the EU on our and our customers’ businesses; (xxiv) the possibility of cyber and malware attacks; (xxv) our inability to borrow funds and access capital markets; and (xxvi) viral contagions or pandemic diseases, such as COVID-19.
For additional information regarding known material factors that could cause the Partnership’s actual results to differ from projected results, please read our filings with the U.S. Securities and Exchange Commission (the “SEC”), including the Annual Report on Form 10-K and the Quarterly Reports on Form 10-Q most recently filed with the SEC. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof. The Partnership undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information or future events or otherwise.
Investor Contact:

Kate Walsh
Vice President, Investor Relations
ir@envivapartners.com